NN BALL & ROLLER, INC.
                               800 Tennessee Road
                                 Erwin, TN 37650
                                 (Nasdaq: NNBR)


AT THE COMPANY:                    AT THE FINANCIAL RELATIONS BOARD:
Will Kelly                         Kerry Thalheim     John McNamara
Treasurer & Manager of
Investor Relations                (General info.)     (Analyst info.)
(423) 743-9151                     212-661-8030        212-661-8030

FOR IMMEDIATE RELEASE
July 6, 1999

NN BALL & ROLLER, INC. ACQUIRES INDUSTRIAL MOLDING CORPORATION;
PLASTIC INJECTION MOLDING BUSINESS CREATED NEW GROWTH PLATFORM

Acquisition Highlight:
o        In line with NN's strategic growth plan
o        Accretive to earnings
o        Increased domestic presence
o        Serve complimentary markets
o        Synergistic customer base
o        Provides platform for additional growth initiatives

Erwin, Tennessee, July 6, 1999 - NN Ball & Roller, Inc. (Nasdaq: NNBR) an independent manufacturer and supplier of high-quality, precision steel balls and rollers to domestic and international anti-friction bearings manufacturers, today announced the acquisition of Industrial Molding Corporation (IMC), a privately held company, headquartered in Lubbock, Texas. Founded in 1947, the Company is a premier full-service designer and manufacturer of plastic injection molded components.

IMC supplies a wide range of products to the bearing, automotive, electronic, leisure and consumer markets with an emphasis on value-added products that take advantage of its unique capabilities in product development, tool design, and tight tolerance molding processes. The Company operates two manufacturing facilities located in Lubbock, Texas. Its principal product segments include bearing retainers, automotive seals and components, instrument cases, precision connectors for fiber optics, and consumer hardware. Total revenues amounted to $28.1 million in 1998.

Roderick R. Baty, President and Chief Executive Officer of NN Ball & Roller, said, "IMC is an ideal first acquisition for NN Ball & Roller. The Company clearly meets the specific criteria we developed in our strategic growth plan. First and foremost, it is a profitable, well-managed company with similar culture and values. Second, it builds upon NN's core business strengths and relationships with approximately one-third of its revenues derived from precision bearing retainers. Further, IMC provides additional growth opportunities outside NN's traditional markets through its diverse engineered plastic offerings serving a variety of non-bearing industries."

James Earsley, Chairman of IMC, said, "I am very pleased to say that we will be joining forces with a company that shares our customer and employee values. Additionally, we have significantly enhanced our ability to capitalize on our strong growth and profit opportunities by combining resources with NN."

Mr. Baty went on to say, "IMC has a number of core competencies and key business strengths that position it for increased growth and profitability. Its depth of resources has enabled it to foster strong, long-term relationships with a diverse customer base. In fact, its leading in-house design and tooling capabilities enables them to work closely with customers at the concept stage of product development. IMC's precision custom molding and advanced engineering capabilities are reflected by its broad product offering which includes over 600 components in active production. Looking forward, IMC is well positioned to leverage these strengths to expand its leading presence in existing industries and expand in rapidly growing market segments. In summary, we are very excited about the additional growth opportunities this new business will bring to NN," concluded Mr. Baty.

NN Ball & Roller acquired IMC for $23.5 million in cash and 440,038 shares of common stock, a transaction valued at approximately $26 million. The acquisition will be accounted for using the purchase method of accounting and is expected to be accretive to NN's earnings in 1999.

NN Ball & Roller, Inc., is an independent manufacturer and supplier of high-quality, precision steel balls and rollers to both domestic and international anti-friction bearing manufacturers. Precision steel ball and rollers are critical moving parts of anti-friction and quiet bearings, which, in turn are integral components of machinery with moving parts, such as electric motors, water pumps, air conditioners, generators, fans, conveyors, and other machinery used in a variety of automotive and industrial applications.

       For More Information on NN Ball & Roller, at no cost via facsimile, please call 1-800-PRO-INFO, and enter Code #094, or Stock Ticker Symbol - NNBR